EXHIBIT 99.1
                                                                    ------------

                  NORTH AMERICAN GALVANIZING & COATINGS REPORTS
                      SECOND QUARTER 2004 RESULTS IMPROVED

           TULSA, OKLAHOMA, August 16, 2004 - North American Galvanizing & Coatings, Inc. (AMEX-NGA) announced today an increase in sales, net earnings and earnings per share for the second quarter of 2004. The Company's net sales for the three months ended June 30, 2004 rose 11.1%% to $9,333,000 compared to sales of $8,398,000 for the same quarter a year ago. Net earnings for the second quarter of 2004 were $106,000, or $.01 per share, fully diluted.

           The Company's president and chief executive officer, Ronald J. Evans, noted a continuation of the modest increase in construction-related demand for galvanizing the Company experienced in the first quarter of 2004. Compared to 2003, the Company's increased earnings were primarily the result of improved gross profit from cost efficiencies and higher volume and lower interest expense, partially offset by additions to the reserve for collection of doubtful accounts. For the same period a year ago, the Company reported a net loss of $714,000, or $.11 per share, which included a $790,000 net loss related to the closing of an abandoned galvanizing plant. Mr. Evans expressed confidence that North American Galvanizing is positioned to take advantage of its streamlined cost structure as the economy improves, and emphasized that the Company will continue to address improving operating efficiencies.

           For the first six months of 2004, the Company reported that sales increased 8.8% to $17,891,000 from sales of $16,438,000 for the same period of 2003. Net earnings for the first half of 2004 were $316,000, or $.04 per share fully diluted, compared to a prior year first-half loss of $1,044,000, or $.15 per share, which included a $831,000 net loss for discontinued operations.

           The Company is a leading provider of hot dip galvanizing and coatings for corrosion protection of fabricated steel products through its North American Galvanizing Company subsidiary. The Company conducts its galvanizing and coatings business through a network of plants located in Denver, Hurst (Dallas/Fort Worth), Houston, Kansas City, Louisville, Nashville, St. Louis and the Tulsa area. Hot dip galvanizing provides metals corrosion protection for many product applications used in commercial, construction and industrial markets. Our home page is: www.nagalv.com.

           Cautionary Statement. Statements in this news release that are not strictly historical may be "forward looking" statements, which involve risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward looking statements, including economic and regulatory conditions, issues with suppliers, market demand, pricing and competitive factors, among others, which are set forth in the Company's Form 10-K and other filings with the Securities and Exchange Commission.

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           NORTH AMERICAN GALVANIZING & COATINGS, INC. AND SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                    UNAUDITED

                                                            THREE MONTHS ENDED                    SIX MONTHS ENDED
                                                                  JUNE 30                              JUNE 30
                                                        --------------------------           --------------------------
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)            2004            2003                 2004            2003
                                                        ----------      ----------           ----------      ----------
SALES                                                   $    9,333      $    8,398           $   17,891      $   16,438
    Cost of sales                                            6,635           5,835               12,640          11,837
    Selling, general & administrative expenses               1,622           1,413                3,017           2,866
    Depreciation expense                                       698             696                1,382           1,471
                                                        ----------      ----------           ----------      ----------
TOTAL COSTS AND EXPENSES                                     8,955           7,944               17,039          16,174
                                                        ----------      ----------           ----------      ----------

OPERATING INCOME                                               378             454                  852             264
    Other (income), net                                       --              --                    (25)           --
    Interest expense, net                                      206             299                  367             607
                                                        ----------      ----------           ----------      ----------

Income (loss) from Continuing Operations
    before income taxes                                        172             155                  510            (343)
    Income tax expense (benefit)                                66              79                  194            (130)
                                                        ----------      ----------           ----------      ----------
INCOME (LOSS) FROM CONTINUING OPERATIONS                       106              76                  316            (213)

Discontinued Operations:
    Loss on discontinued operations, net                      --               (36)                --               (77)
    Loss on write-off of assets of
      discontinued operations, net                            --              (754)                --              (754)
                                                        ----------      ----------           ----------      ----------
NET INCOME (LOSS)                                       $      106      $     (714)          $      316      $   (1,044)
                                                        ----------      ----------           ----------      ----------

OTHER COMPREHENSIVE INCOME
    Reclassification adjustment for realized
    gain included in net income                               --              --                    (25)           --
                                                        ----------      ----------           ----------      ----------
OTHER COMPREHENSIVE INCOME                              $     --        $     --             $      (25)     $     --
                                                        ----------      ----------           ----------      ----------
COMPREHENSIVE INCOME (LOSS)                             $      106      $     (714)          $      291      $   (1,044)
                                                        ----------      ----------           ----------      ----------

NET INCOME (LOSS) PER COMMON SHARE
Continuing Operations:
     Basic                                              $     0.02      $     0.01           $     0.05      $    (0.03)
     Diluted                                            $     0.01      $     0.01           $     0.04      $    (0.03)
Discontinued Operations:
    Basic and Diluted                                   $     --        $    (0.12)          $     --        $    (0.12)
Net Income (Loss):
    Basic                                               $     0.02      $    (0.11)          $     0.05      $    (0.15)
    Diluted                                             $     0.01      $    (0.11)          $     0.04      $    (0.15)

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